Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 20, 2019, in the Registration Statement (Form F-1) and related Prospectus of Biophytis S.A. dated May 22, 2019 for the registration of shares of its common stock.

/s/ Ernst & Young et Autres

Paris-La Défense, France
May 20, 2019